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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                   Commission File Nos.: 1-11255
                                                                         2-38498

                           NOTIFICATION OF LATE FILING

Check One:  [X] Form 10-K     [ ] Form 20-F     [ ] Form 11-K    [ ] Form 10-Q
            [ ] Form N-SAR    [ ] Form N-CSR

         For the period ended:        March 31, 2003
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[ ] Transition Report on Form 10-K       [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F       [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

         For the transition period ended:
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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                       -------------------------

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                                     PART I
                             REGISTRANT INFORMATION

AMERCO
U-HAUL INTERNATIONAL, INC.

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Full Name of Registrant


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Former Name if Applicable


1325 Airmotive Way, Suite 100
2727 North Central Avenue

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Address of Principal Executive Office (Street and Number)


Reno, Nevada  89502
Phoenix, Arizona  85004

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City, State and Zip Code
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                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The preparation of the financial statements of AMERCO and Consolidated Subsidiaries (the "Registrant") will not be completed by the last day for a timely filing of its Annual Report on Form 10-K for the fiscal year ended March 31, 2003 pursuant to the General Rules and Regulations under the Securities Exchange Act of 1934.

This delay is due to (i) management and the accountants requiring additional time to internally verify data from the company's books and records, (ii) AMERCO's Chapter 11 filing on June 20, 2003, and (iii) the previously announced reaudit of the financial statements of AMERCO for the fiscal years ended March 31, 2001 and 2002.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

          Michelle Cleveland             (602)                  263-6790
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               (Name)                 (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                [X] Yes   [ ] No
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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes   [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                                     AMERCO
                           U-HAUL INTERNATIONAL, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 27, 2003                 By:        /s/ Gary V. Klinefelter
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                                     Gary V. Klinefelter, Secretary and General
                                     Counsel of AMERCO and U-Haul International,
                                     Inc.